Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Brooke Burgess
Fleishman-Hillard Inc.
(916) 717-3919
brooke.burgess@fleishman.com
Greg Howard
Director of Communications, TriNet
(510) 543-7665
greg.howard@trinet.com
TriNet Closes Acquisition of Gevity
New Company Becomes One of the Nation’s Largest HR Outsourcing Providers for Small Businesses
SAN LEANDRO, Calif. (June 1, 2009) - TriNet Group, Inc., a leading provider of human resources (HR) outsourcing services for small businesses, announced today that it has completed its acquisition of Gevity (NASDAQ: GVHR), an HR outsourcing company based in Bradenton, Florida. The combined company will be the one of the largest HR outsourcing providers of its kind in the country.
On March 5, TriNet announced that it entered into a definitive agreement to acquire Gevity in an all-cash transaction valued at approximately $98 million. At that time, TriNet began working diligently to integrate the two companies’ operations and customer support models to ensure a smooth and well-executed transition for the combined company’s 8,000 customers and 130,000 employees nationwide.
As a result of the process, former Gevity customers won’t experience any disruption in their HR service delivery. They are also expected to gain significant advantages from the combined organization in the form of expanded healthcare options, enhanced web-based HR technology, and flexible service delivery options.
“We are thrilled that the acquisition of Gevity is complete and we’ve solidified TriNet’s position as a leading provider of small business HR outsourcing services,” said Burton M. Goldfield, president & CEO of TriNet. “Our vision is to capitalize on the deep expertise from both companies in order to equip customers with industry-specific services and solutions, breaking with the ‘one size fits all’ approach that companies have typically been forced to endure from HR outsourcing providers.”
Goldfield added that customers will benefit from an ongoing cycle of innovation that creates products and services tailored to their unique business challenges.
“A technology company may require a stock administration program, whereas a restaurant may need the ability to report tips,” Goldfield pointed out. “TriNet intends to provide solutions that solve business challenges for customers across multiple industries, and in doing so, create a small business HR outsourcing offering unlike any that has ever existed.”
For more information about the acquisition, visit www.trinet.com/gevity.
About TriNet Group, Inc. Founded in 1988 by Martin Babinec, TriNet provides strategic, cost-effective payroll, benefits, and HR outsourcing services to companies throughout the United States and Canada. TriNet specializes in helping small businesses reach their corporate goals and become destinations for top talent, enabling them to compete successfully with larger, more established organizations. TriNet’s comprehensive offerings include HR administration, online employee benefits administration and support, employer risk management, payroll processing, tax compliance, workers compensation, group health and welfare products, and strategic human capital consulting services. For more information about TriNet, visit www.trinet.com.